UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2010

ALTRIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-8940	13-3260245
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6601 West Broad Street, Richmond, Virginia	23230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 274-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 27, 2010, Altria Group, Inc., on behalf of itself and its consolidated subsidiaries (collectively, “Altria”), executed a Closing Agreement (the “Agreement”) with the Internal Revenue Service (the “IRS”), with respect to the IRS’s examination of Altria’s consolidated Federal income tax returns for the years 2000 through 2003. Subject to the terms described below, Altria has agreed to pay approximately $971 million in taxes and related estimated interest (the “Additional Payment”). Altria expects to tender the Additional Payment during the third quarter of 2010.

As Altria has previously disclosed in periodic reports filed with the Securities and Exchange Commission, approximately $946 million of the Additional Payment is associated with certain leveraged leasing transactions entered into by Altria’s wholly owned subsidiary, Philip Morris Capital Corporation, in the 1996 through 2003 taxable years (the “Leveraged Leasing Payment”). The tax component of the Leveraged Leasing Payment represents an acceleration of taxes that Altria would have otherwise paid over the lease terms of these leveraged lease transactions. Pursuant to the Agreement, Altria has reserved the right, and intends, to file administrative claims for refund or credit with the IRS for the Leveraged Leasing Payment and, if such claims are disallowed by the IRS, commence litigation against the United States for a refund of the Leveraged Leasing Payment.

The remaining $25 million of the Additional Payment is associated with other agreed items (the “Agreed-Upon Adjustments”). Altria expects to be reimbursed for approximately $22 million of the Additional Payment by entities that have been spun off from Altria.

Altria and the IRS have also agreed that, with the exception of the tax component of the Leveraged Leasing Payment, the tax treatment reported by Altria on its consolidated Federal income tax returns for the 2000 through 2003 taxable years, as amended by the Agreed-Upon Adjustments, is appropriate and final. The IRS may not assess against Altria any further taxes or additions to tax (including penalties) with respect to these taxable years.

Altria is not revising its 2010 earnings guidance as a result of these matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTRIA GROUP, INC.

By:	/s/ W. HILDEBRANDT SURGNER, JR.

	Name:	W. Hildebrandt Surgner, Jr.
	Title:	Corporate Secretary and Senior Assistant General Counsel

DATE: June 1, 2010